Exhibit 99.1

ASCENDIA BRANDS, INC. APPOINTS JACK P. WISSMAN

AS INTERIM CHIEF FINANCIAL OFFICER

Hamilton, NJ – October 22, 2007 -- Ascendia Brands, Inc. today announced the appointment of Jack P. Wissman (55) as Interim Chief Financial Officer. Mr. Wissman replaces John D. Wille, who left the Company on October 17, 2007.

Since January 2004, Mr. Wissman has served as Managing Director of Carl Marks Advisory Group LLC, a major financial advisory and investment banking firm, prior to which he founded and ran a logistics services company. Mr. Wissman began his career at Arthur Andersen & Co. as an accountant and subsequently Audit Manager, later joining LAI Worldwide, Inc., where he rose to the rank of Chief Financial and Administrative Officer. Mr. Wissman has extensive experience in integration strategies, cash management, cost controls and strategic planning.

He is a certified public accountant by training and holds a B.S.B.A degree in Accounting from Bowling Green State University.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com